EXHIBIT 99

Investor Relations Contact:                 Company Contact:
John Nesbett                                Richard Thompson Lippert/Heilshorn &
Associates                                  Chief Financial Officer
(212) 838-3777                              (561) 451-1000

    ARTESYN TECHNOLOGIES, INC. RAISES $275 MILLION UNDER NEW CREDIT FACILITY

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Boca Raton, Fla., January 25, 2001 - Artesyn Technologies, Inc. (Nasdaq NM:
ATSN) today announced that it has entered into a new three-year, multi-currency $275 million revolving credit facility which was arranged and syndicated by Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and includes Bank of America, N.A., as Administrative Agent and First Union National Bank, as Syndication Agent. Included in the facility are Suntrust Bank and The Bank of Nova Scotia as co-agents. The new facility replaced an existing $200 million facility, which was due to expire in December 2001.

Richard Thompson, Chief Financial Officer, commenting on the event, stated, "The new facility increases Artesyn's financial flexibility and provides the capability to accelerate our growth strategies through technology investments. We expect to use the facility for general corporate purposes and to implement our technology roadmap."

Richard F. Gerrity, Corporate Treasurer, commenting on the new banking group, stated, "We are pleased to have raised a significant amount of capital despite very challenging market conditions. We are particularly excited about the expanded group of first-tier domestic and international financial partners and the confidence they have shown in Artesyn as demonstrated by their participation in the facility."

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla., is a leading provider of power conversion equipment, real-time systems and logistics management for the communications industry. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.